                                                                   EXHIBIT 4(l)

THIS NOTE IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL
DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENT AGENCY.

CUSIP NO.  068055AL6

REGISTERED NO. FLR 1


                       BARNETT BANKS, INC.


              $200,000,000 FLOATING RATE SENIOR NOTE

                      Due February 27, 1998


THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND NO TRANSFER (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

          UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ORIGINAL ISSUE DATE:                        INITIAL INTEREST RATE:         MATURITY DATE:
February 27, 1996                           5.29%                          February 27, 1998

INTEREST RATE BASIS:                        INDEX MATURITY:                SPECIFIED CURRENCY:
LIBOR-Telerate                              3 months                       U.S. Dollars

REDEEMABLE ON OR AFTER
(AT OPTION OF COMPANY): N/A                 SPREAD MULTIPLIER:  N/A        SPREAD: + 4
                                                                           basis points

MAXIMUM INTEREST RATE:  N/A                 MINIMUM INTEREST RATE:  N/A    INTEREST PAYMENT PERIOD:
                                                                           Quarterly


EXCHANGE RATE AGENT:  N/A                   INITIAL REDEMPTION             INTEREST RESET PERIOD:
(Only applicable if Specified Currency is   PERCENTAGE: N/A                Quarterly
other than U.S. Dollars)

CALCULATION AGENT:  The First               INTEREST RESET DATES:
National Bank of Chicago                    Each Interest Payment Date

INITIAL DATE ON WHICH THIS                  ALTERNATIVE RATE EVENT
NOTE IS REPAYABLE AT THE                    SPREAD:  N/A
OPTION OF THE HOLDER:  N/A

INITIAL REPAYMENT
PERCENTAGE: N/A

ANNUAL REPAYMENT
PERCENTAGE REDUCTION:  N/A

INTEREST PAYMENT DATES:  The                                               ANNUAL REDEMPTION
27th day of each February, May, August                                     PERCENTAGE REDUCTION:
and November                                                               N/A

INTEREST DETERMINATION                                                     AUTHORIZED DENOMINATIONS:
DATES: The second London Banking                                           N/A
Day preceding an Interest Payment                                          (Only applicable if Specified Currency is
Date                                                                       other than U.S. dollars)

====================================================================================================================



          BARNETT BANKS, INC., a corporation duly organized and existing under the laws of the State of Florida (herein called the "Company"), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of Two Hundred Million and no/100 dollars ($200,000,000), on the Maturity Date specified above, or if such date is not a Business Day, the next succeeding Business Day (the "Maturity Date"), in such coin or currency specified above as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest commencing with the Original Issue Date specified above or from and including the most recent Interest Payment Date to which interest has been duly paid or provided for as specified above under "Interest Payment Period," on the Interest Payment Dates specified above and at Maturity, on said principal sum, in like coin or currency, at a rate per annum equal to the Initial Interest Rate specified above until the first Interest Reset Date specified above following the Original

Issue Date specified above and thereafter at a rate per annum determined in accordance with the provisions on the reverse hereof under the heading "Determination of Interest Rate Per Annum"; PROVIDED, HOWEVER, that if any Interest Payment Date specified above would otherwise fall on a day that is not a Business Day (as defined herein), such Interest Payment Date will be the following day that is a Business Day, except that if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day. Interest on this Note shall accrue from the Original Issue Date specified above, until payment of said principal sum has been made or duly provided for. Subject to certain exceptions provided in the Indenture referred to on the reverse hereof, the interest so payable on any Interest Payment Date will be paid to the Person in whose name this Note is registered at the close of business on the Record Date next preceding the applicable Interest Payment Date, and interest payable at Maturity will be paid to the Person to whom said principal sum is payable.
"Record Date" shall mean the fifteenth day (whether or not a Business Day) prior to any Interest Payment Date. "Business Day" shall mean any day other than a Saturday or Sunday which is not a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York and in the City of London. "London Banking Day" shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

          Payment of interest on this Note due on any Interest Payment Date (other than interest on this Note due to the Holder hereof at Maturity or repayment) payable in U.S. dollars will be made by check mailed to the Person entitled thereto at his last address as it appears on the Security Register or, at the option of the Company, by wire transfer to an account maintained by such Person with a bank located in the United States. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Notes of like tenor and terms shall be entitled to receive interest payments (other than at Maturity or repayment) by wire transfer in immediately available funds, but only if appropriate instructions have been received in writing by the Paying Agent on or prior to the applicable Record Date for such payment of interest. Payment of the principal of and any premium and interest on this Note due to the Holder hereof at Maturity payable in U.S. dollars will be made in immediately available funds upon presentation of this Note at the corporate trust office of The First National Bank of Chicago, as paying agent ("Paying Agent"), in New York, New York, provided that this
Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures.

          The Company will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but any tax, assessment or governmental charge imposed upon payments will be borne by the Holder or Holders of this Note in respect of which payments are made.

          Any Interest Payment Date which is not a Business Day shall be the next succeeding Business Day with the same force and effect as if payment had been made on the due date and no interest shall accrue for the period from and after such date; PROVIDED, HOWEVER, that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day which is a Business Day.

          Any payment of principal, premium, if any, or interest on the Maturity of this Note which is due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the due date and no interest shall accrue for the period from and after such date.

          Additional provisions of this Note are contained on the reverse hereof and such provisions shall for all purposes have the same effect as though fully set forth at this place.

          This Note shall not be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by an authorized officer of the Trustee or its duly authorized agent under the Indenture referred to on the reverse hereof.

          IN WITNESS WHEREOF, BARNETT BANKS, INC. has caused this instrument to be signed by its duly authorized officer, and has caused a facsimile of its corporate seal to be affixed hereto or imprinted hereon.

Dated:  February 27, 1996

TRUSTEE'S CERTIFICATE OF AUTHENTICATION                BARNETT BANKS, INC.
This Note is one of a designated series of
Securities described in the Indenture referred
to on the reverse hereof                               By:



THE FIRST NATIONAL BANK OF CHICAGO,
  as Trustee,

                                        Attest:

     By:


          Authorized Officer            Secretary


                                        [SEAL]

                       BARNETT BANKS, INC.

              $200,000,000 FLOATING RATE SENIOR NOTE

                      Due February 27, 1998

          This Note is one of a duly authorized issue of Floating Rate Senior Notes of the Company (hereinafter called the "Notes"), issued in a series under and pursuant to an indenture, dated as of March 16, 1995 (as supplemented or amended from time to time, the "Indenture"), duly executed and delivered by the Company to The First National Bank of Chicago, as Trustee (here-inafter called the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.

          The rate of interest on this Note will be reset quarterly (such period being the "Interest Reset Period", and the first day of each Interest Reset Period being an "Interest Reset Date"). The Interest Reset Date will be the 27th day of each February, May, August and November during the term hereof; PROVIDED, HOWEVER, that the interest rate in effect from the date of issue to the first Interest Reset Date shall be the Initial Interest Rate specified on the face hereof. If any Interest
Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that if such Business Day is the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day. Subject to applicable provisions of law and except as specified herein, on each Interest Reset Date, the rate of interest on this Note shall be the rate determined with respect to the Interest Determination Date next preceding such Interest Reset Date in accordance with the provisions below.

          DETERMINATION OF INTEREST RATE PER ANNUM. The interest rate per annum determined with respect to any Interest Determination Date shall equal the rate for deposits in U.S. dollars having the Index Maturity specified on the face hereof which appears on the Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date ("LIBOR-Telerate").

          If on any Interest Determination Date, the rate for deposits in U.S. dollars having the applicable Index Maturity does not appear on the Telerate Page 3750 as specified above, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Calculation Agent at approximately 11:00 a.m., London time, on such Interest Determination Date to prime banks in the London interbank market having the Index Maturity specified on the face hereof and in a principal amount equal to an amount that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, the rate in respect of such Interest Determination Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks, having the Index Maturity specified on the face hereof and in a principal amount equal to an amount that is representative for a single transaction in such market at such time; PROVIDED, HOWEVER, that if the banks selected as aforesaid by the Calculation Agent are not quoting as described in this sentence, LIBOR with respect to such Interest Determination Date shall be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

          "Telerate Page 3750" means the display page designated as page 3750 on the Dow Jones Telerate Service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates).

          The Calculation Agent shall calculate the interest rate hereon in accordance with the foregoing on or before each Interest Calculation Date. The Calculation Agent's determination of the interest rate on this Note shall be final and binding on the Company and the Holder of this Note in the absence of manifest error.

          All percentages used in or resulting from any calculation of the rate of interest on this Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent, with one-half cent rounded upward.

          The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

          At the request of the Holder hereof, the Calculation Agent will provide to the Holder hereof the interest rate hereon then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to this Note.

          Interest payments hereon will include interest accrued from, and including, the date of issue or from, and including the last date to which interest has been paid to or duly provided for, but excluding the applicable Interest Payment Date.
Accrued interest shall be calculated by multiplying the face amount hereof by an accrued interest factor. Such accrued interest factor shall be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified on the face hereof, the interest factor for each such day shall be computed by dividing the interest rate per annum applicable to such day by 360.

          The "Interest Determination Date" pertaining to an In-terest Reset Date will be the second London Banking Day preceding such Interest Reset Date.

          The "Calculation Date" pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or the next succeeding Record Date after such Interest Determination Date or, if either such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or date of maturity, as the case may be.

          In case an Event of Default, as defined in the Indenture, with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

          The Notes are issuable in global form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Upon due presentment for registration of transfer of this Note at the office or agency of the Company in any place where the principal of, premium, if any, and interest on this Note are payable, a new Note or Notes in authorized denominations in U.S. dollars for an equal aggregate principal amount and like tenor will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture and to the limitations described below if applicable, without charge except for any tax or other governmental charge imposed in connection therewith.

          This Note is exchangeable only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (y) the Company in its sole discretion determines that this Note shall be exchangeable for definitive Notes in registered form or (z) an Event of Default, or an event which with notice or lapse of time would be an Event of Default, with respect to the Notes represented hereby has occurred and is continuing. If this Note is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Notes in registered form, bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, Stated Maturity and other terms and of differing denominations aggregating a like amount.

          No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the places, at the respective times, at the rate and in the currency herein prescribed.

          The Company, the Trustee and any paying agent may deem and treat the registered Holder hereof as the absolute owner of this Note at such Holder's address as it appears on the Security Register of the Company as kept by the Trustee or duly authorized agent of the Company (whether or not this Note shall be overdue), for the purpose of receiving payment of or on account hereof and for all other purposes, and neither the Company nor the Trustee nor any paying agent shall be affected by any notice to the contrary. All payments made to or upon the order of such registered Holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Note.

          Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.

          This Note shall be governed by and construed in accordance with the laws of the State of New York.